Exhibit 10.1
(GAMETECH LOGO)
October 31, 2006
Tracy Pearson
20470 Endicott Court
Brookfield, WI 53045
Dear Tracy,
This correspondence serves as confirmation of our offer of employment to you as GameTech’s Chief Financial Officer. This position is an important one to our organization and we look forward to the contributions you will bring to GameTech and its Executive Team. Upon acceptance, we will establish a mutually satisfactory start date.
As CFO, your responsibilities will include Finance, Human Resources and Operations. In addition, you will have responsibilities in conjunction with the CEO for investor relations as well as mergers and acquisitions. We are prepared to offer you a salary of $200,000 per year. With this position, you will also participate in the Executive Team Bonus Plan. At the outset, we will offer a stock option grant of 100,000 shares of GameTech common stock, which will vest after four years. This stock option grant will be subject to board approval. We are also prepared to provide you with relocation assistance up to $30,000, as outlined in the attached GameTech Relocation Policy.
GameTech also offers a rich benefits package including medical, dental, vision, disability and life insurance for you. You will be eligible for these benefits the first of the month following your thirtieth day of employment. You will also be eligible to participate in our 401K plan after twelve months. Many more benefits will be described in the Plan Package.
As was previously discussed, GameTech operates in a highly regulated environment and, consequently, you will be required to be licensed in multiple gaming jurisdictions. Therefore, it is necessary that we perform due diligence for this position and we will be sending you a diligence package under separate cover. Therefore, this letter will not be effective until the satisfactory completion of our due diligence process.
We are truly pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best for success in your new position. This offer of employment (subject to our satisfactory due diligence as described above) is valid for a one week period and expires on November 8, 2006. Please sign in the space provided below as acceptance of this offer.
Kind Regards,

/s/ Jay Meilstrup

Jay Meilstrup Chief Executive Officer	/s/ Tracy Pearson Tracy Pearson	11/2/06 Date
cc:     Employee File
GameTech International, Inc.

900 Sandhill Road  •  Reno, Nevada 89521  •  Phone (775) 850-6000  •   Fax (775) 850-6090  •  www.GameTech-Inc.com